                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant [ ]

                 Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                                 Celeritek, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   Celeritek Shareholder Protective Committee
               (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER
                              THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [MACKENZIE PARTNERS, INC. LOGO]
                                 105 Madison Avenue, New York, NY, 10016
                                 Tel: 212-929-5500  Fax: 212-929-5500

                                 1875 Century Park East, Los Angeles, CA 90067
                                 Tel: 310-284-3110  Fax: 310-284-3140


NEWS RELEASE

CONTACTS

Steve Balet/Bob Marese
MacKenzie Partners, Inc.
(212) 929-5500

FOR IMMEDIATE RELEASE:


                SHAREHOLDER PROTECTIVE COMMITTEE MAILS LETTER TO
                 SHAREHOLDERS URGING THEM TO REPLACE THE BOARD

NEW YORK, NEW YORK; May 8, 2003 -- The Celeritek Shareholder Protective Committee today announced the mailing of a letter to shareholders for the upcoming special meeting of Celeritek, Inc. (Nasdaq: CLTK) to be held on May 19, 2003.

Committee member Bryant Riley states, "We hope that in the final two weeks of this proxy solicitation the Celeritek Board allows corporate democracy to run its course. We urge the board to carry out their fiduciary duty to preserve and protect the assets of the corporation for the shareholders in the final days of this campaign."

Included in the mailing was the following letter to shareholders:


                   CELERITEK SHAREHOLDER PROTECTIVE COMMITTEE
                            11150 Santa Monica Blvd.,
                                    Suite 750
                              Los Angeles, CA 90024

                                                                     May 8, 2003

YOU DESERVE MANAGEMENT YOU CAN TRUST

                    VOTE THE ENCLOSED WHITE PROXY CARD TODAY


Dear Fellow Celeritek Stockholder:

         The members of the Celeritek Shareholder Protective Committee believe the current Board can no longer be trusted to protect the interests of shareholders. We believe the record of Tamer Husseini and his Board (Celeritek had no nominating committee before this year) requires their replacement with nominees who are truly independent and whose interests are aligned with those of all shareholders.

     In its proxy statement, Celeritek management makes the puzzling claim that "The Board has a sound business plan in place..." We are concerned that management's "business plan" could simply be a mere continuation of its past failures. Ask yourself, would you want to continue a losing business plan that resulted in:

     o    Burning through cash at a phenomenal rate

     o Losing money in 16 out of the last 20 quarters, having 9 straight quarters of losses, and not showing a fiscal year profit in at least 5 years

     o Losing the Company's largest customer, Motorola - equaling 43% of revenues for fiscal 2002

     o    Losing more than $60,000,000 over a 5 year period

     Tamer Husseini and his Board state that their "business plan" is founded on "technology breakthroughs" that will help Celeritek "gain market share." However, it is clear to us that Tamer and his Board have simply failed to learn that the current business environment requires focus on profit - not the "market share" rhetoric of the last millennium.

     We cannot trust Tamer Husseini and his Board to make the right decisions for Celeritek's shareholders. Recently the Company has stated that they are now open to "potential business opportunities." We simply don't believe that the current Board is committed to exploring this option for delivering shareholder value, but, based on their recent actions, we believe they are committed to protecting their personal interests - all at the expense of shareholders.

     o Two days after receiving a letter stating that this Committee might be formed, Husseini and his CFO, Margaret Smith, entered into lucrative change of control severance agreements

     o Husseini has repeatedly stated he has received no reasonable offers for Celeritek, yet the Board had summarily rejected an approach that represented over a 25% premium to the market price

     o Husseini and his Board repeatedly state that they offered Anaren - a potential merger partner - a "standard" or "customary" standstill agreement, yet their recent letter to Anaren expressly stated that this standstill agreement had been removed, resulting in a delay of almost 1 year

     We believe that this Board, led by its CEO/Chairman Tamer Husseini has no intention of pursuing all the possibilities available to maximize shareholder value. Husseini has stated that he believes Celeritek's stock is worth much more than its market price. If this were true:

     o    Why does the current Board own less than 1.3% of Celeritek's stock?

     o Why hasn't a single share of Celeritek stock been purchased by Husseini or his Board in the last two years?

     o Why hasn't the Board been more proactive in pursuing transactions that can unlock Celeritek's real value?

We believe all this Board cares about is spending OUR money on:

     o High priced investment bankers - who, we believe, have recently advised Husseini to respond to a proposal he received OVER A YEAR AGO

     o High priced public relations firms who try to spin a $60 million loss into good management

     o High priced lawyers and proxy solicitors who work to protect Husseini and his cohorts in their positions of privilege

     We believe Celeritek's poor stock price performance is directly related to the ineffectual leadership of Tamer Husseini and the obstructionist attitude he and the Board have repeatedly taken. It is the Committee's great fear, as owners of 10.26% of Celeritek, that Husseini and his Board will continue to erode shareholder value.


     The Shareholder Committee believes there can be a positive future for Celeritek, but only if Tamer Husseini and his Board are removed. We have an excellent slate of nominees and potential CEO candidates, who have extensive experience and are committed to providing value for all shareholders.

            On May 19, 2003 you have the opportunity to let your voice be heard. Now is the time for a new Board that is honestly committed to maximizing shareholder value.

                     THIS VOTE IS ABOUT STOCKHOLDER VALUE -
                           NOTHING MORE, NOTHING LESS.

         We strongly recommend that you vote "FOR" the removal of the current Board and "FOR" our slate of directors by returning the enclosed WHITE proxy card. The future of Celeritek is in your hands and we believe Celeritek's future will be brighter with a new Board committed to maximizing shareholder value. Your choice is clear.

         We thank you for your support and look forward to working with you to help build a brighter future for Celeritek and its owners.

Very truly yours,


CELERITEK SHAREHOLDER PROTECTIVE COMMITTEE

If you have any questions about the proxy solicitation, need copies of the proxy materials or need additional information about the Celeritek Special Meeting, please contact MacKenzie Partners, Inc. as set forth below.


                         [MACKENZIE PARTNERS, INC. LOGO]

                               105 Madison Avenue
                            New York, New York 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885